Exhibit 10.19
Medmarc Agreement
June 26, 2012

RETENTION AND SEVERANCE COMPENSATION AGREEMENT

THIS RETENTION AND SEVERANCE COMPENSATION AGREEMENT (the "Agreement") is made and entered into between and among ProAssurance Group Services Corporation, an Alabama corporation, and ProAssurance Corporation, a Delaware corporation ("ProAssurance"), and Mary Todd Peterson, an individual (the "Executive"). ProAssurance and its direct and indirect subsidiaries, including Medmarc Mutual Insurance Company and its subsidiaries ("Medmarc"), are hereinafter collectively referred to as the "Companies."

RECITALS:

Executive currently provides services to Medmarc and its subsidiaries as an employee of Medmarc's subsidiary, Hamilton Resources Corporation (flHRC"), under the terms and conditions of the Executive Agreement by and among Executive, Medmarc and HRC, dated October 28, 2011 (the "Executive Agreement"). ProAssurance has agreed to purchase all of the outstanding common stock of Medmarc on the Effective Date (herein defined) pursuant to the Stock Purchase Agreement dated June 26, 2012 (the "Stock Purchase Agreement"), executed by ProAssurance and Medmarc in connection with the cash sponsored conversion of Medmarc from a mutual insurer to a stock insurer in accordance with the Plan of Conversion approved by the Commissioner of the Department of Financial Regulation of the State of Vermont.

ProAssurance has offered to employ Executive as an at will employee of the Companies at Executive's primary location of employment in Chantilly, Virginia, subject to the benefits and protections afforded to the Executive under this Agreement on the condition that the Executive will agree to terminate the Executive Agreement as of the Effective Date and Jo release the Companies from any obligation to pay any change of control or severance benefits thereunder. The Companies and Executive have entered into this Agreement to evidence the termination of the Executive Agreement; the terms and conditions upon which the Companies will pay retention payments as an incentive for the Executive to continue in the employ of the Companies after the Effective Date; and the terms and conditions upon which the Companies will provide severance benefits to the Executive upon the termination of employment with the Companies under certain circumstances.

AGREEMENT

NOW, THEREFORE, These Premises Considered, and in onsideration of the mutual covenants and promises in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows: .

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

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(a) "Annual Base Salary" of the Executive shall be defined as the Executive's annual base rate of compensation in effect as of the Date of Termination (herein defined), but in no event less than the greater of: (A) the Executive's annual base rate of $392,450 which is the base salary to be paid to Executive by the Companies on the Effective Date; or (B) the Executive's annual base rate of compensation in effect as of the end of the last calendar quarter preceding the Date of Termination.

(b) "Board" means the Board of Directors of ProAssurance either acting as a full Board or through its Compensation Committee.

(c) "Cash Severance Benefits" means (A) in the case of Severance Benefits payable under Section 5(a) hereof, the cash payments to be made to Executive pursuant to subparagraphs (i), (ii) and (iii) thereunder, and (B) in the case of Severance Benefits payable under Section 5(b) hereof, the cash payments to be made to Executive pursuant to subparagraph (i) thereunder.

(e) "Cause" means: (i) the Executive has been convicted in a federal or state court of a crime classified as a felony; (ii) action or inaction by the Executive (A) that constitutes embezzlement, theft, misappropriation or conversion of assets of the Companies which alone or together with related actions or inactions involve assets of more than a de minimus amount or that constitutes intentional fraud, gross malfeasance of duty, or conduct grossly inappropriate to Executive's office, and (B) such action or inaction has adversely affected or is likely to adversely
. affect the business of the Companies, taken as a whole, or has resulted or is intended to result in a direct or indirect gain or personal enrichment of Executive to the detriment of the Companies; or (iii) Executive has been grossly inattentive to, or in a grossly negligent manner failed to competently perform, Executive's job duties and the failure was not cured within 45 days after written notice from ProAssurance.

(f) "Code" means the Internal Revenue Code of 1986, as amended

(g) "Date of Termination" means Executive's "separation from service" (as defined in Section 1.409A-3(a)(1) of the Treasury Regulations).

(h) "Disability" means that Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the disability insurance, if any, covering employees of the Companies, or (iii) determined to be totally disabled by the Social Security Administration.

(i) "Eighteen Month Period" means the period commencing on the Effective
Date and ending on the last day of the eighteenth whole calendar month thereafter.

U) "Good Reason" shall constitute any of the following circumstances if they occur without the Executive's express written consent during the term of this Agreement: (i) a material diminution in the Executive's authority, duties or responsibilities such that Executive no

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longer holds a position with executive level responsibilities consistent with the Executive's training and experience; (ii) the Companies require a material change in the Executive's primary location of employment of more than thirty (30) miles from the location of the Executive's primary location of employment on date of this Agreement; (iii) the Companies materially reduce the Executive's incentive compensation opportunities and employee benefits to a level that is less than is provided to other executives of comparable rank with the Companies; (iv) a material breach by the Companies of any provision of this Agreement; (v) a greater than 10% reduction by the Companies of Executive's Annual Base Salary (herein defined); or (vi) the termination or non-renewal of this Agreement by the Companies at any time prior to December
31 in the year that Executive reaches 65 years of age.

(k) "N on-Compete Payment" means the payment to be made to Executive pursuant to Section 8 hereof.

(1) "Retention Benefits" mean the payments to be made to the Executive during the Initial Term pursuant to Section 4 hereof.

(m) "Severance Benefits" means the payments and other benefits to be provided to the Executive under Section 5(a), 5(b) and 5(c) hereof.

2. Term of Agreement.

(a) This Agreement is subject to and conditioned upon the closing of the transactions contemplated by the Stock Purchase Agreement and shall commence on and as of the effective time of the purchase by the Companies of all of the newly issued stock of Medmarc (the "Effective Date"). Executive and ProAssurance agree that this Agreement shall not be revoked or rescinded by either party prior to the Effective Date, except that this Agreement shall be terminated automatically without any further action on the part of Executive or the Companies if the Stock Purchase Agreement is terminated prior to the Effective Date.

(b) This Agreement shall have an initial term commencing on the Effective Date and ending on Two Years (the "Initial Term"). Thereafter, this Agreement shall automatically be extended for successive terms of one year (each a "Renewal Term"), except that this Agreement shall not be renewed and , with the exception of Section 8 hereof, shall terminate automatically and without any action of the Companies or the Executive at the expiration of the term that includes the date when the Executive reaches 65 years of age. If not sooner terminated, any of the Companies may elect to terminate this Agreement at the expiration of the then current term by delivery of written notice of the termination of this Agreement at least six (6) months prior to the commencement of any Renewal Term.

3. Termination of Executive Agreement. The Executive Agreement is hereby terminated as of the Effective Date. The Executive shall be relieved of all duties and obligations to Medmarc and its subsidiaries arising under the Executive Agreement from and after the Effective Date, and Medmarc and its subsidiaries are relieved of all obligations and liabilities to Executive arising under the Executive Agreement from and after the Effective Date.

4. Retention Benefits. As an incentive to continue in the employ of the Companies after the Transaction and in consideration for the termination of the Executive Agreement, Executive shall be eligible for the following retention incentive payments.

(a) ProAssurance shall cause Medmarc to pay Executive the cash sum of
$200,000 on the Effective Date.

(b) Subject to the vesting requirements set forth herein, ProAssurance shall cause Medmarc to pay the Executive the following cash payments as herein provided:

(i) $200,000 shall vest and become payable to Executive as herein provided on the last day of the sixth whole calendar month immediately following the Effective Date (the "First Vesting Date") if the Executive has been continuously employed with the Companies from the Effective Date through and including the First Vesting Date; and

(ii) $200,000 shall vest and become payable to Executive as herein provided on the first anniversary of the Effective Date (the "Second Vesting Date") if the Executive has been continuously employed with the Companies from the Effective Date through . and including the Second Vesting Date; and

(iii) $200,000 shall vest and become payable to Executive as herein provided on the last day of the eighteenth whole calendar month immediately following the Effective Date (the "Third Vesting Date") if the Executive has been continuously employed with the Companies from the Effective Date through and including the Third Vesting Date; and

(iv) $190,000 shall vest and become payable to Executive as herein provided on the second anniversary of the Effective Date (the "Fourth Vesting Date") if the Executive has been continuously employed with the Companies from the Effective Date through and including the Fourth Vesting Date.

Payment of the amounts required under this Section 4(b) shall be made to Executive on the
. Companies second payroll date immediately following the date of vesting, but in no event later than seventy-five (75) days after the end of the year in which the vesting occurs. If Executive's employment is terminated by the Companies without Cause or if Executive terminates employment with the Companies for Good Reason, the payments to be made under this Section
4(b) that have not vested on or before the Date of Termination shall become 100% vested and be paid to Executive in accordance with Section 5(a)(i) hereof. If Executive's employment with the Companies is terminated for any other reason, the payments under this Section 4(b) that have not vested on or before the Date of Termination shall be forfeited and the Company shall have no obligation to make any further payments to the Executive under this Section 4(b).

(c) The payments to be made to the Executive under this Section 4 shall be in addition to and not in limitation of the Executive's Annual Base Salary and the annual performance based compensation and long term incentive compensation under the employee benefit plans of the Companies in which the Executive is eligible to participate.

5. Severance Benefits.

(a) If (A) during the Initial Term of this Agreement, (x) the Companies terminate the employment of Executive for any reason other than Cause, death or Disability, or (y) the Executive terminates employment with the Companies for Good Reason, and (B) the Executive executes the Release as required in Section 5( d) hereof, the Executive shall receive the following benefits:

(i) An amount equal to the vested Retention Benefits under Section
4(b) hereof that have not been paid to Executive on or before the Date of Termination;

(ii) A pro rata amount of any unearned incentive compensation awards under the incentive plans for employees of Medmarc and subsidiaries that were outstanding on the Effective Date, with such pro rata amount to be determined as follows: (i) First the amount of compensation that would have been earned with respect to the outstanding awards of such incentive compensation shall be determined as if the performance period for such awards ended on. December 31 immediately preceding the Date of Termination; and (ii) second, the amount determined under (i) shall be multiplied by a fraction in which the numerator is the number of full months in which the Executive was an employee of the Companies (including Medrnarc or a subsidiary prior to the Effective Date) and the denominator is the number of full months in the award period;

(iii) An amount equal to one year of Executive's Annual Base Salary, provided that Executive's Date of Termination occurs after the Eighteen Month Period;

and

(iv) Outplacement services that are customary to Executive's position;

(v) Payment of the Executive's monthly COBRA premiums for continued health and dental insurance coverage for the shorter of the following: (A) a period of eighteen (18) months from Date of Termination; (B) until the Executive no longer has coverage under COBRA; or (C) until the Executive becomes eligible for substantially similar coverage under a subsequent employer's group health plan.

(b) If (A) during Renewal Term of this Agreement, (x) the Companies terminate the employment of Executive for any reason other than Cause, death or Disability, or (y) the Executive terminates employment with the Companies for Good Reason, and (B) the Executive executes the Release as required in Section 5( d) hereof, the Executive shall receive the following benefits:

Salary;

(i) An amount equal to one (1) year of Executive's Annual Base

(ii) Payment of the Executive's monthly COBRA premiums for continued health and dental insurance coverage for the shorter of the following: (A) eighteen (18) months from the Date of Termination; (B) until the Executive no longer has coverage under COBRA; or (C) until the Executive becomes eligible for substantially similar coverage under a subsequent employer's group health plan; and

(iii) Outplacement services that are customary to Executive's position.

(c) In the event of Executive's termination of employment with the Companies due to death or Disability during the Initial Term, Executive shall be entitled to the following:

(i) If the Date of Termination by reason of Executive's death or Disability occurs on or after the First Vesting Date but prior to the Second Vesting Date, the Executive, or Executive's beneficiary, shall be paid a cash lump sum payment equal to $100,000;

(ii) If the Date of Termination by reason of Executive's death or Disability occurs on or after the Second Vesting Date but prior to the Third Vesting Date, the Executive, or Executive's beneficiary, shall be paid a cash lump sum payment equal to $200,000;

(iii) If the Date of Termination by reason of Executive's death of Disability occurs on or after the Third Vesting Date but prior to the Fourth Vesting Date, the Executive, or Executive's beneficiary, shall be paid a cash lump sum payment equal to $300,000;

(iv) If the Date of Termination by reason of Executive's termination of employment with the Companies due to death of Disability occurs after the Initial Term, Executive, or Executive's beneficiary, shall be paid a cash lump sum payment of $410,000.

Payment of the amounts required under this Section S(c) shall be made to Executive, or the Executive's beneficiary, upon termination of employment by reason of death or Disability on Medmarc's on the second payroll date immediately following the Executive's Date of Termination due to death or Disability, but in no event later than seventy-five (75) days after the end of the year in which the Executive's Date of Termination occurs. In the event that the Executive and the Companies dispute whether Executive's termination of employment is by reason of Disability, the Executive follows the procedure for dispute resolution set forth in Section 13 and/or 14 hereof, and a final decision is rendered finding termination by reason of Disability, the Cash Severance Benefits payable under this Section S(c) shall be payable to Executive on the first payroll date after the date of the final decision (or if earlier, the December
31 coincident with or immediately following the date of the [mal decision).

(d) Executive understands and agrees that the payment of Cash Severance Benefits is subject to and conditioned upon the execution of the Release substantially in the form attached hereto as Exhibit "A" (the "Release") within twenty-two days after the Date of Termination without subsequent revocation by Executive within seven (7) days after execution of the Release. Subject to the foregoing, payment of the Cash Severance Benefits shall be made to Executive in cash or good funds in either (i) a lump sum payment if the Date of Termination occurs during the Eighteen Month Period, or (ii) equal monthly installments over eighteen months in .accordance with the normal payroll practices of Pro Assurance in effect on the Date of Termination if the Date of Termination occurs after the Eighteen Month Period. The payment of the Cash Severance Benefits shall commence (or be made in the case of a lump sum payment) on the first payroll payment date following the expiration of thirty (30) days after the Date of Termination; provided that the obligation of the Companies to pay such Cash Severance Benefits to the Executive shall be subject to termination as provided in Section 10 hereof in the event the

Executive violates the covenants under either Section 8(a) or Section 9 hereof. The Companies shall withhold from any amounts payable under this Agreement all federal, state, city or other income and employment taxes that shall be required. Notwithstanding the foregoing, if the Executive is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i), the payment schedule for Severance Benefits shall be modified or adjusted to provide that no payments shall be made until the expiration of six (6) months following the Date of Termination. In the event that payments are so delayed, a lump sum payment of the accumulated unpaid amounts attributable to the six (6) month period shall be made to Executive on the first day of the seventh month following the Date of Termination. This six month delay shall not apply to any Severance Benefits which are not subject to the requirements of Section 409A of the Code by reason of their being separation pay upon an involuntary separation from service and their meeting the requirements and limitations of the regulations under the above referenced Code section. In no event shall the aggregate amount of Severance Benefits be reduced as a result of such modification or adjustment. For purposes of Code Section 409A, the right to the series of installment payments is to be treated as the right to receive a series of separate payments.

(e) The outplacement services included in the Severance Benefits shall be provided to the Executive promptly after the execution of the Release but not later than the end of the calendar year following the year in which the Date of Termination occurred.

(f) The Executive shall be entitled to the following in addition to and not in limitation of the Severance Benefits: (i) accrued and unpaid base salary as of the Date of Termination; (ii) accrued vacation and sick leave, if any, on Date of Termination in accordance with the then current policy or plan of the Companies with respect to terminated employees generally; and (iii) vested benefits under the Companies' employee benefit plans in which the Executive was a participant on Date of Termination, which vested benefits shall be paid or provided for in accordance with the terms of said employee benefit plans.

(g) Except as provided in Section S(c) hereof, Executive shall not be entitled to receive Severance Benefits if employment with the Companies is terminated by reason of death or Disability of Executive; or by reason of termination of employment by the Executive without Good Reason (herein defined); or by reason of termination of employment by the Companies with Cause.

(h) The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits provided under the Agreement by seeking employment or otherwise; provided, however, that the Executive shall be required to notify the Companies if the Executive becomes covered by a health or dental care program providing substantially similar coverage, at which time health or dental care continuation coverage provided under this Agreement shall cease.

6. Good Reason for Termination. In the event that Executive desires to terminate employment with the Companies for Good Reason, the Executive must provide the Companies with written notice no later than 45 calendar days after the Executive knows or should have known that Good Reason has occurred. Following the Executive's notice, the Companies shall have thirty (30) calendar days to rectify the circumstances causing the Good Reason. If the Companies fail to rectify the event(s) causing the Good Reason within the thirty (30) day period after the Executive's notice, or if any of the Companies delivers to the Executive written notice stating that the circumstances cannot or shall not be rectified, the Executive shall be entitled to assert Good Reason and terminate employment on or before ninety (90) days after the delivery of the Executive's notice. Should Executive fail to provide the required notice in a timely manner, Good Reason shall not be deemed to have occurred as a result of that event. The term of this Agreement shall not be deemed 'to have expired during the notice period, however, as long as the Executive has provided notice within the term.

7.    Cause. If the Executive's employment relationship with the Companies is terminated by the Companies for Cause, the Executive shall not be eligible for the unvested Retention Benefits and the Non-Compete Payment and all rights of the Executive and obligations of the Companies under this Agreement shall expire. Any termination of the Executive's employment by the Companies for Cause shall be communicated by a notice of termination to the Executive. " The notice of termination shall be a written notice indicating the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under this provision. In the event the Executive disputes the basis for termination for Cause, Executive may elect to bypass the claims procedure set forth in Section 13 hereof and file for settlement of the dispute in arbitration as provided in Section 14 hereof; provided that if the arbitrator rules in favor of the Executive, the time for the execution of the Release under Section Sed) shall be extended twenty-two (22) days after the final decision by the arbitrator, and in the event the Executive executes the Release during said twenty-two (22) day period and does not revoke the Release within seven (7) days after execution, the Executive shall be paid Severance Benefits and the Non-Compete Payment as provided in Section Sed) and Section 8(b) hereof commencing on the first payroll payment date following the expiration of thirty (30) days after the final decision of the arbitrator (or if earlier, the December 31 coincident with or immediately following the final decision ofthe arbitrator); and Executive shall be reimbursed for any COBRA premiums that were paid by Executive in the interim period (but not exceeding the maximum period specified under Section Sea) or 5(b) hereof) between the termination of employment for COBRA purposes and the Date of Termination as determined by the arbitrator, with such reimbursement to be made on the first payroll payment date following the decision of the arbitrator (or if earlier, the December 31 coincident with or immediately following the [mal decision ofthe arbitrator). '

8. Non-Competition; Nonsolicitation of Employee.

(a) In the event Executive's employment with the Companies is terminated for any reason, the Executive will not during the Restricted Period (herein defined):

(i) become Employed by a Competitor Company that offers, sells, or markets any Life Science Technologies Product Liability Insurance Product or Service in any state that an Insurance Subsidiary actively markets any Life Science Technologies Product Liability Insurance Product or Service, except that Executive may be employed with a Competitor Company so long as and on the condition that the Executive is not employed and does not participate in the Life Science Technologies Product Liability Insurance Product or Service business of the Competitor Company; or

(ii) solicit or induce any employees of the Companies to leave such employment or accept employment with any other person or entity, or solicit or induce any insurance agent of an Insurance Subsidiary to offer, sell or market any Life Science Technologies Product Liability Insurance Product or Service for a Competitor Company.

(b) In consideration of the covenants of Executive set forth in Section 8(a) hereof, Executive shall receive a payment equal to $800,000 (the "Non-Compete Payment"), which shall be payable following Executive's termination of employment for any reason other than for cause or due to death or Disability at the time and in the manner described in this paragraph. Executive understands and agrees that the payment of Non-Compete Payment is subject to and conditioned upon the execution of the Release substantially in the form attached hereto as Exhibit "A" (the "Release") within twenty-two (22) days after the Date of Termination without subsequent revocation by Executive within seven (7) days after execution of the Release. Subject to the foregoing, payment of the Non-Compete Payment shall be made to Executive in cash or good funds in either (i) a lump sum payment if the Date of Termination occurs during the Eighteen Month Period, or (ii) equal monthly installments over eighteen months in accordance with the normal payroll practices of ProAssurance in effect on the Date of Termination if the Date of Termination occurs after the Eighteen Month Period. The payment of the Non-Compete Payment shall commence (or be made in the case of a lump sum payment) on the first payroll payment date following the expiration of thirty (30) days after the Date of Termination; provided that the obligation of the Companies to pay such Non-Compete Payment to the Executive shall be subject to termination as provided in Section 10 hereof in the event the Executive violates the covenants under either Section 8(a) or Section 9 hereof. The Companies shall withhold from any amounts payable under this Section 8 all federal, state, city or other income and employment taxes that shall be required. Notwithstanding the foregoing, if the Executive is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i), the payment schedule for Non Compete Payment shall be modified or adjusted to provide that no payments shall be made until the expiration of six (6) months following the Date of Termination. In the event that payments are so delayed, a lump sum payment of the accumulated unpaid amounts attributable to the six (6) month period shall be made to Executive on the first day of the seventh month following the Date of Termination. This six (6) month delay shall not apply to any Non-Compete Payment which is not subject to the requirements of Section 409A of the Code by reason of their being separation pay upon an involuntary separation from service and their meeting the requirements and limitations of the regulations under the above referenced Code section. In no event shall the aggregate amount of Non-Compete Payment be reduced as a result of such modification or adjustment. For purposes of Code Section 409A, the right to the series of installment payments is to be treated as the right to receive a series of separate payments.

(c) Nothing in this Agreement shall restrict the Executive from the private practice of law or being hired or engaged as an :attorney or creating an attorney-client relationship with any individual or entity so long as the Executive does not does not participate in the Life Science Technologies Product Liability Insurance Product or Service business of a Competitor Company.

below:

For purposes of this Section 8 only, the following terms shall have the meanings set forth

II Companies II has the meaning set forth in the initial paragraph of this Agreement.

"Competitor Company" means an insurance company, insurance agency, business, for profit or not for profit organization (other than the Companies) that provides, or offers to provide any Life Science Technologies Product Liability Insurance Product or Service.

"Employed" includes activities as an owner, proprietor, employee, agent, solicitor, partner, member, manager, principal, shareholder (owning more than 1% of the outstanding stock), consultant, officer, director or independent contractor.

"Insurance Subsidiary" means any direct or indirect subsidiary of ProAssurance that offers products liability insurance or non-risk bearing products and services related to underwriting, claims or risk management, or indemnification for products liability.

"Life Science Technologies Product Liability Insurance Product or Service" means any products liability insurance product or products liability insurance service for life science technology manufacturers or distributors.

"Restricted Period" means a period of twenty-four (24) months from the Date of
Termination.

9. Confidentiality. Executive will remain obligated under any confidentiality or nondisclosure agreement with or policy of the Companies (or any of them) that is currently in effect or to which the Executive may in the future be bound. In addition to and without limitation of the foregoing Executive understands, acknowledges and agrees to the following:

(a) During the course of Executive's employment with the Companies, certain confidential information may have been divulged to or become known by Executive in the nature of, but not limited to (i) information concerning the Companies' and their affiliates' current, former and prospective employees; (ii) business practices and business plan; (iii) customer information; (iv) contract information; (v) marketing strategies; (vi) business plans; (vii) product information; (viii) policies and procedures; (ix) financial, pricing and wage information; (x) administrative information; (xi) future plans of the Companies and their affiliates; (xii) and other trade secrets, which is valuable, confidential information of Companies and their affiliates (all of which is referred to herein as "Confidential Information"), which Confidential Information has been uniquely developed by the Companies and their affiliates and cannot be readily obtained by third parties from outside sources.

Companies.

(b) The Confidential Information is important and is an essential asset of the

( c) Executive's knowledge of the Confidential Information could be useful to a competitor of the Companies, and their affiliates which do or intend to do business in competition with the Companies or their affiliates.

In recognition of the facts expressed above, Executive expressly agrees that Executive shall not use for Executive's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company, any confidential or competitive material or information of the Companies or their affiliates, or Confidential Information.

10. Reasonableness of Restrictions; Available Remedies.

(a) The Companies acknowledge and agree that the duties of Executive may require that Executive must have and continue to have throughout the period of employment the benefits and use of its goodwill, confidential information and trade secrets to properly carry out Executive's responsibilities, and that the Companies accordingly promise to provide Executive with access to new and additional confidential information and trade secrets as they are generated, without regard to the duration of his employment, and to authorize Executive to engage in activities that will create new and additional confidential information and trade secrets. Executive and the Companies agree that the restrictions contained in Sections 8 and 9 of this Agreement are fair and reasonable in all respects, including the geographic and temporal restrictions, and that the benefits described in this Agreement, to the extent any separate or special consideration is necessary, are fully sufficient for Executive's obligations under this Agreement.

(b) If the Executive is deemed to have materially breached the non competition covenants set forth in Section 8 hereof or the confidentiality covenants set forth in Section 9 hereof, the Companies may, in addition to seeking an injunction or any other remedy they may have, withhold or cancel any remaining payments or benefits due to the Executive pursuant to Section 5 and Section 8 (b) of this Agreement. The Companies shall give prior or contemporaneous written notice of such withholding or cancellation of payments in accordance with Section 5 hereof. If the Executive violates any of these covenants, the Companies shall be further entitled to an immediate preliminary and permanent injunctive relief, without bond, in addition to any other remedy which may be available to the Companies.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Companies and Executive and their respective devisees, heirs, legal or personal representatives, successors and assigns. Notwithstanding the foregoing, this Agreement is personal to the Executive and the rights and obligations hereunder may not be assigned by Executive without the prior written consent of ProAssurance. In the event the Executive dies while receiving Severance Benefits and the Non-Compete Payment (as applicable) under this Agreement, any remaining unpaid Severance Benefits shall be paid to the estate of the Executive following the payment schedule set forth in Section 5(d) and 8(b) hereof in accordance with the payment instructions from the representative of the estate of the Executive.

12. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or commercial courier or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to such other address as one party may have furnished to the other in writing in accordance herewith.

Notice to the Executive:

Mary Todd Peterson

Notice to the Companies:

ProAssurance Corporation
Mailing Address: P. O. Box 590009
Birmingham, Alabama 35259-0009
Attention: President: cc Secretary

Street Address:
100 Brookwood Place
Birmingham, Alabama 35209

13. Claims Procedure.

(a) The administrator for purposes of this Agreement shall be ProAssurance ("Administrator"), whose address is 100 Brookwood Place, Birmingham,· Alabama 35209; Telephone: (205) 877-4400. The "Named Fiduciary" as defined in Section 402(a) (2) or ERISA, also shall be ProAssurance. ProAssurance shall have the right to designate one or more employees of the Companies as the Administrator and the Named Fiduciary at any time, and to change the address and telephone number of the same. ProAssurance shall give the Executive written notice of any change in the Administrator and Named Fiduciary, or in the address or telephone number of the same.

(b) The Administrator shall make all determinations as to the right of any person to receive benefits under the Agreement. Any denial by the Administrator of a claim for benefits by the Executive (lithe claimant") shall be stated in writing by the Administrator and delivered or mailed to the claimant within ten (l0) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 10-day period. In no event shall such extension exceed a period of ten (10) days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Administrator's ability in a manner that may be understood without legal or actuarial counsel.

(c) A claimant whose claim for benefits has been wholly or partially denied by the Administrator may request, within ten (10) days following the receipt of such denial, in a writing addressed to the Administrator, a review of such denial. The claimant shall be entitled to submit such issues or comments in writing or otherwise, as the claimant shall consider relevant to a determination of the claim, and the claimant may include a request for a hearing in person before the Administrator. Prior to submitting the request, the claimant shall be entitled to review such documents as the Administrator shall agree are pertinent to the claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of the claimant's choice. All requests for review shall be promptly resolved. The Administrator's decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than ten (10) days following receipt by the Administrator of the claimant's request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Administrator's decision shall be so mailed not later than twenty (20) days after receipt of such request.

14. Arbitration. The parties to this Agreement agree that fmal and binding arbitration shall be the sole recourse to settle any claim or controversy arising out of or relating to a breach or the interpretation of this Agreement, except as either party may be seeking injunctive relief. Either party may file for arbitration. A claimant seeking relief on a claim for benefits, however, must first follow the procedure in Section 13 hereof and may file for arbitration within sixty (60) days following claimant's receipt of the Administrator's written decision on review under Section
13(c) hereof, or if the Administrator fails to provide any written decision under Section 13 hereof, within sixty (60) days of the date on which such written decision was required to be delivered to the claimant as therein provided. The arbitration shall be held at a mutually agreeable location, and shall be subject to and in accordance with the arbitration rules then in effect of the American Arbitration Association; provided that if the location cannot be agreed upon the arbitration shall be held in either Birmingham, Alabama, or Arlington, Virginia, whichever location is closer to the principal office where the Executive was employed on the Date of Termination. The arbitrator may award any and all remedies allowable by the cause of action subject to the arbitration, but the arbitrator's. sole authority shall be to interpret and apply the provisions of this Agreement. In reaching its decision the arbitrator shall have no authority to change or modify any provision of this Agreement or other written agreement between the parties. The arbitrator shall have the power to compel the attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator shall be final and binding on the parties without appeal to any court. Upon execution of this Agreement, the Executive shall be deemed to have waived any right to commence litigation proceedings regarding this Agreement outside of arbitration or injunctive relief without the express consent of ProAssurance. The Companies shall pay all arbitration fees and the arbitrator's compensation. If the Executive prevails in the arbitration proceeding, the arbitrator may require the Companies to reimburse the Executive for the reasonable fees and expenses of Executive's personal counsel for his or her professional services rendered to the Executive in connection with the enforcement of this Agreement.

15. Miscellaneous.

(a) Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Companies.

(b) This Agreement is an unfunded deferred compensation arrangement for a member of a select group of the Companies' management and any exemptions under ERISA, as applicable to such arrangement, shall be applicable to this Agreement. Nothing in this Agreement shall require or be deemed to require the Companies or any of them to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments made or required to be made hereunder.

(c) It is understood acknowledged and agreed that Executive is and will be an "at will" employee of anyone or more of the Companies. Nothing in this Agreement shall be deemed to create an employment agreement between the Executive and the Companies or any of them providing for Executive's employment for any fixed duration, nor shall it be deemed to modify or undercut the Executive's at will employment status with the Companies.

(d) It is understood and agreed by the Companies and Executive that the terms of this Agreement relating to the payment of Severance Benefits are intended to comply in all respects with the requirements of Code Section 409A. For purposes of determining whether Severance Benefits may be payable to an Executive in compliance with Code Section 409A, the Executive's employment will be considered as having been terminated for purposes of this Agreement if the parties reasonably anticipate either (i) that Executive will no longer perform any services for the Companies or (ii) that the level of bona fide services performed for the Companies (whether as an employee or independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Executive over the immediately preceding 36-month period (or the full period of services to the Companies if Executive has been providing services to the Companies for less than 36 months).

(e) N either the provisions of this Agreement nor the severance benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive's rights as an employee of the Companies, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus or stock purchase plan, or other plan
. or arrangement.

(f) This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein and supersedes in their entirety any prior written or oral agreements or understandings between Executive and the Companies regarding the subject matter of this Agreement. This Agreement may not be modified or amended except by written agreement intended as such and signed by all parties.

(g) The Companies, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and shall provide Executive with such disclosure concerning this Agreement as may be required by law or as the Companies may deem appropriate.

(h) Executive and the Companies respectively acknowledge that each of them has read and understand this Agreement, that they have each had adequate time to consider this Agreement and discuss it with each of their attorneys and advisors, that each ofthem understands the consequences of entering into this Agreement, that each of them is knowingly and voluntarily entering into this Agreement, and that they are each competent to enter into this Agreement.

(i) Executive shall not during the Initial Term and the Renewal Term or any time thereafter, disparage the Companies, its affiliates, and lor respective officers, employees or directors, or engage in conduct resulting in, or likely to result in, damage to the business or professional reputation of the Companies or their affiliates. The Companies agree that they will not at anytime disparage Executive or engage in conduct resulting in, or likely to result in, the damage to the business or professional reputation of Executive.

2010877v2. 14

(j) The provisions of this Agreement shall survive the expiration of the terms set forth in Section 2 hereof. If any provision of this Agreement is determined to be unenforceable, the remainder of this Agreement shall not be affected but each remaining provision shall continue to be valid and effective and shall be modified so that it is enforceable to . the fullest extent permitted by law. Moreover, in the event this Agreement is determined to be unenforceable against any of the Companies, it shall continue to be valid and enforceable against the other Companies.

(k) This Agreement will be interpreted as a whole according to its fair terms. It will not be construed strictly for or against either party.

(1) Except to the extent that federal law controls, this Agreement is to be construed according to Delaware law.

[Signatures on following page.]

2010877 v2 15

IN WITNESS WHEREOF, the parties have duly executed this Agreement on this ~___
day of June, 2012.

EXECUTIVE:

________________
Mary Todd Peterson

PROASSURANCE CORPORATION
By:
Victor T. Adamo
Its: ViceChairman

PROASSURANCE GROUP SERVICES CORPORATION

By:

Victor T. Adamo
Its: President

20108'17 ¥2 16

EXHIBIT A

RELEASE IN CONJUNCTION WITH SEVERANCE COMPENSATION

This Release of Claims ("Release") is made in favor of ProAssurance Corporation ("ProAssurance"), for itself and for its subsidiaries (including, but not limited to, ProAssurance Group Services Corporation) and any successor company that has assumed the Agreement to which this Release was an attachment (all such organizations being referred to in this Release as the "Companies") and Mary Todd Peterson (,'Executive").

The Companies and Executive have agreed to terminate their employment relationship. To effect an orderly termination, the Executive, and the Companies are entering into this Release.

1. Effective with the Date of Termination, Executive is relieved of all duties and obligations to the Companies, except as provided in this Release or any applicable provisions of the Retention and Severance Compensation Agreement between Companies and Executive, dated June 26, 2012 ("Agreement"), which survive termination of the employment relationship. Unless otherwise specifically defined herein, capitalized terms shall have the meaning attributed to them in the Agreement.

2. Executive hereby resigns as an officer and director, as applicable, of each of the Companies effective on Date of Termination and waives any and all rights Executive may otherwise have to continued employment with or re-employment by the Companies or any parent, subsidiary or affiliate of Companies.

3. Executive agrees that he will not at any time disparage the Companies, their affiliates, andlor respective officers, employees or directors, or engage in conduct resulting in, or likely to result in, damage to the business or professional reputation of the Companies or their affiliates. The Companies agree that they will not at any time disparage Executive or engage in conduct resulting in, or likely to result in, the damage to the business or professional reputation of Executive.

4. Executive agrees that this Release, the Agreement, and the Severance Benefits provided under the Agreement are confidential and shall not be disclosed or published directly or indirectly to third persons, except as necessary to enforce its terms, by Executive or to Executive's immediate family upon their agreement not to disclose the fact or terms of this Release, or to Executive's attorney, financial consultant or accountant, except that Executive and the Companies may disclose, as necessary, (i) the fact that Executive has terminated Executive's employment with the Companies and (ii) the terms of this Agreement and Severance Benefits as required under the securities laws and regulations and the listing requirements of any stock exchange or national market system and as otherwise required by law.

5. Any fringe benefits that Executive has received or currently is receiving from the Companies or its affiliates shall cease effective with the Date of Termination, except as otherwise provided for in this Release, in the Agreement or by law.

2010877 v2

6. The parties agree that the terms contained and payments provided for in the Agreement are compensation for and in full consideration of Employee's release of claims under this Release, and Executive's confidentiality, non-compete, non-solicitation and non-disclosure agreements contained in the Agreement.

7. The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits and Non-Compete Payment (as defined and provided under the Agreement) by seeking employment or otherwise, provided, however, that the Executive shall be required to notify the Companies if the Executive becomes covered by a health or dental care program providing substantially similar coverage, at which time health or dental care continuation coverage provided under the Agreement shall cease.

8. Executive waives, releases, and forever discharges the Companies and each of their direct or indirect parents, subsidiaries, affiliates, and any partnerships, joint ventures or other entities involving or related to any of the Companies, their parents, subsidiaries or affiliates, and all present or former employees, officers, agents, directors, successors, assigns and attorneys of any of these corporations, persons or entities (all collectively referred to in this Release as the "Released") from any and all claims, charges, suits, causes of action, demands, expenses and compensation whatsoever, known or unknown, direct or indirect, on account of or growing out of Executive's employment with and termination from the Companies, or relationship or termination of such relationship with any of the Released, or arising out of related events occurring through the date on which this Release is executed. This includes, but is not limited to, claims for breach of any employment contract; handbook or manual; any express or implied contract; any tort; continued employment; loss of wages or benefits; attorney fees; employment discrimination arising under any federal, state, or local civil rights or anti discrimination statute, including specifically any claims Executive may have under the federal Age Discrimination in Employment Act, as amended, 29 USC §§ 621, et seq.; emotional distress; harassment; defamation; libel; slander; and all other types of claims or causes of action whatsoever arising under any other state or federal statute or common law of the United States. Notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to waive, release or discharge the Companies from making any payments or providing any benefits to Executive in accordance with the terms of the Agreement after the Date of Termination

9. The Executive does not waive or release any rights or claims that may arise under the federal Age Discrimination in Employment Act, as amended, after the date on which this Release is executed by the Executive.

10. The Executive acknowledges and agrees that Executive has been advised in writing by this Release, and otherwise, to CONSULT WITH AN ATTORNEY before Executive executes this Release.

11. The Executive agrees that Executive received a copy of this Release prior to executing the Agreement, that this Release incorporates the Companies' FINAL OFFER; that Executive has been given a period of at least twenty-two (22) calendar days within which to consider this Release and its terms and to consult with an attorney should Executive soelect,

12. The Executive shall have seven (7) calendar days following Executive's execution of this Release to revoke this Release. Any revocation of this Release shall be made in writing by the Executive and shall be received on or before the time of close of business on the seventh calendar day following the date of the Employee's execution of this Release at Pro.Assurance's address at 100 Brookwood Place, P. O. Box 590009, Birmingham, Alabama 35259-0009, Attention: President: cc Secretary, or such other place as the Companies may notify Executive in writing. This Release shall not become effective or enforceable until the eighth (8th) calendar day following the Executive's execution of this Release.

13. Executive and the Companies acknowledge that they have read and understand this Release, that they have had adequate time to consider this Release and discuss it with their attorneys and advisors, that they understand the consequences of entering into this Release, that they are knowingly and voluntarily entering into this Release, and that they are competent to enter into this Release.

14. This Release shall benefit and be binding upon the parties and their respective directors, officers, employees, agents, heirs, successors, assigns, devisees and legal or personal representatives.

15. This Release, along with the attached Agreement, sets forth the entire agreement between the parties at the time and date these documents are executed, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter in this Release. This Release may not be modified or amended except by a written agreement intended as such, and signed by all parties.

16. Except to the extent that federal law controls, this Release is to be construed according to the law of the state of Delaware.

17. If any provision of this Release is determined to be unenforceable, at the discretion of Pro Assurance the remainder of this Release shall not be affected but each remaining provision or portion shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.

18. To signify their agreement to the terms of this Release, the parties have executed it on the date set forth opposite their signatures, or those of their authorized agents, which follow.

Dated: -----------------

EXECUTIVE

Mary Todd Peterson

PROASSURANCE CORPORATION

Dated: ----------------- By: _ Its: --------------------------------